LOAN AND SECURITY AGREEMENT
                                     BETWEEN
                           S & K FAMOUS BRANDS, INC.,
                  BRANCH BANKING AND TRUST COMPANY OF VIRGINIA
                                       AND
                                  SUNTRUST BANK

                                 MARCH 27, 2002

      THIS LOAN AND SECURITY AGREEMENT, dated as of March 27, 2002, is made by and among S & K FAMOUS BRANDS, INC., a Virginia corporation (the "Company"), BRANCH BANKING AND TRUST COMPANY OF VIRGINIA, a Virginia banking corporation ("BB&T"), and SUNTRUST BANK, a Georgia banking corporation ("SunTrust").

                                    SECTION I

                                   DEFINITIONS

      1.1 Definitions.

      As used in this Agreement,

      "Agreement" means this loan and security agreement, as it may be amended from time to time.

      "Bank" means, collectively, BB&T and SunTrust, together with each of their affiliates, successors and assigns.

      "Business Day" shall mean (i) with respect to Interest Periods applicable to the LIBOR Rate, a day on which the Bank is open for business and on which foreign exchange markets in Atlanta, Georgia, and London, England are open for business; and (ii) with respect to all other purposes hereunder, a day on which the Bank is open for the conduct of banking business at its office in the City of Richmond, Virginia.

      "Capitalized Lease Obligations" means the amount of the obligations of the Company and its Subsidiaries under Financing Leases which would be shown as a liability on a balance sheet of the Company or a Subsidiary, prepared in accordance with generally accepted accounting principles.

      "Collateral" shall mean the property of the Company described in Section 10 in which the Bank has, or is to have, a security interest as security for the payment of the Obligations.

      "Collateral Locations" shall mean the Company's Principal Office and those additional locations set forth and described on Exhibit G attached hereto.

      "Consolidated" refers to any determination to be made for the Company and its Subsidiaries in accordance with generally accepted accounting principles, including the principles of consolidation.

      "Deed of Trust" means that certain deed of trust from the Company, as grantor, for the benefit of the Bank, as beneficiary, encumbering the Property.

      "Default" means an event described in Section 9.1 of this Agreement.

      "Default Rate" means that interest rate per annum equal to two percent (2%) in excess of the then-prevailing rate of interest payable on any Obligation.

      "Effective Tangible Net Worth" means Tangible Net Worth plus the principal amount of Subordinated Debt outstanding from time to time.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "Financial Contract" shall mean (a) an agreement related to Loans made pursuant to this Agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap, bond option, interest rate option, foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing); (b) any combination of the foregoing related to Loans made pursuant to


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

this Agreement; or (c) a master agreement related to Loans made pursuant to this Agreement for any of the foregoing, together with all supplements.

      "Financing Lease" means any lease of property which would be capitalized on a balance sheet of the Company or a Subsidiary, prepared in accordance with generally accepted accounting principles.

      "Fiscal Quarter" means each quarterly period corresponding to the Fiscal Year.

      "Fiscal Year" means the annual period which is the fiscal year of the Company.

      "Funded Debt" means any Indebtedness of the Company or any Subsidiary which has a stated maturity more than one year after the date of determination or has a maturity which may be extended by the Company or any Subsidiary to a date more than one year after the date of determination.

      "Guaranty" means any agreement by which the Company or any Subsidiary assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person for borrowed money, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss.

      "Indebtedness" means the Company's and each Subsidiary's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property other than accounts payable arising in connection with the purchase of inventory on terms customary in the trade, (c) obligations, whether or not assumed and with or without recourse, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by the Company or any Subsidiary, and (d) Capitalized Lease Obligations.

      "Interest Period" shall mean a period of one month, effective on the first calendar day of each month, provided that no Interest Period shall extend beyond a maturity date of any of the Notes.

      "Interest Rate Determination Date" shall mean the date on which any of the Notes are initially funded and the first Business Day of each calendar month thereafter.

      "Inventory Collateral" shall mean all inventory of the Company, whether now owned or hereafter acquired, wherever located, including, without limitation, all goods of the Company held for sale or lease or furnished or to be furnished under contracts of service, all goods held for display or demonstration, goods on lease or consignment, spare parts, repair parts, returned and repossessed goods, all raw materials, work-in-process, finished goods and supplies used or consumed in the Company's business, together with all documents, documents of title, dock warrants, dock receipts, warehouse receipts, bills of lading or orders for the delivery of all, or any portion, of the foregoing.

      "Investment" means any loan, advance, extension of credit (excluding accounts receivable arising in the ordinary course of business), or contribution of capital by the Company or any Subsidiary to any other Person or any investment in, or purchase or other acquisition of, the stock, notes, debentures, or other securities of any Person made by the Company or any Subsidiary.

      "LIBOR Rate" shall mean, as of any Interest Rate Determination Date, that rate per annum which is equal to the quotient of:

      (i) the rate per annum equal to the offered rate for deposits in U.S. dollars of amounts comparable to the principal amount of each Note offered for a term comparable to the Interest Period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by the Bank, that displays British Bankers' Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 a.m. (London, England time) to be effective on the first day of such Interest Period; provided that if no such offered rate appears on such page, the rate used for such Interest Period will be the per annum rate of interest determined by the Bank to be the rate at which U.S. dollar deposits for the Interest Period in an amount comparable to the principal amount of each Note, are offered to the Bank in the London Inter-Bank Market as of 11:00 A.M. (London, England time), on the first day of such Interest Period, divided by

      (ii) a percentage equal to 1.00 minus the stated maximum rate of all reserve requirements (expressed as a decimal) as specified in Regulation D of the Board of Governors of the Federal Reserve System (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that would be applicable on the Interest Rate Determination Date for the Interest Period during which the LIBOR Rate is to be applicable to eurocurrency liabilities in an amount substantially equal to the principal amount of the applicable advance and with a maturity date as of the last day of the applicable Interest Period, all as reasonably determined by the Bank, such sum to be rounded up to the nearest whole multiple of 1/100 of 1%.

      "Lien" means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor's interest under a Financing Lease or analogous instrument, in, of or on any of the Company's or any Subsidiary's property.

      "Loan Documents" means this Agreement, the Notes, the Deed of Trust, any security agreements, any financing statements covering any portion of the Collateral, or other loan documents executed by the Company in connection with the Loans.

      "Loan Quarter" means each quarterly period corresponding to the Loan Year.

      "Loan Year" means: (a) the period extending from the date hereof until May 31, 2003; and (b) thereafter, the period extending from June 1 until May 31 for each successive year until the Maturity Date.

      "Loans" means the Revolving Loan defined in Section 2.1, the Line of Credit Loan defined in Section 3.1, and the Term Loan defined in Section 4.1 of this Agreement.

      "Maturity Date" means May 31, 2007.

      "Notes" means the Revolving Notes defined in Section 2.2, the Line of Credit Notes defined in Section 3.2, and the Term Notes defined in Section 4.2 of this Agreement.

      "Obligations" means all unpaid principal and interest under the Notes and all other obligations of the Company or any Subsidiary to the Bank arising under this Agreement, the Notes, any Financial Contract or any of the other Loan Documents.

      "Person" means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, government or any department or agency of any government.

      "Plan" means a "defined benefit plan" as defined in Section 3(35) of ERISA, other than a "multiemployer plan" as defined in Section 3(37)(A) of ERISA, for which the Company or any Subsidiary could be held liable for Unfunded Liabilities by the Pension Benefit Guaranty Corporation.

      "Potential Default" means an event described in Section 9.1 which but for the lapse of time or the giving of notice, or both, would constitute a Default.

      "Principal Office" means the Company's primary business address at 11100 West Broad Street, County of Henrico, Glen Allen, Virginia 23060.

      "Property" means that certain real property containing approximately 9.5 acres owned by the Company and located in the County of Henrico, Virginia, together with all improvements situated thereupon, including, without limitation, the Company's headquarters building, warehouse and retail facility.

      "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

      "Subordinated Debt" means any Indebtedness of the Company which is subordinated to the payment of the Obligations on terms approved in writing by the Bank.

      "Subsidiary" means a corporation or other entity of which 50% or more of the voting stock or other ownership interest is owned directly or indirectly by the Company, by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries, and the financial statements of which are Consolidated with those of the Company in preparing the Company's annual report to stockholders, it being understood that as of the date hereof the Company has no Subsidiaries and until the Company has a Subsidiary all references herein to Consolidated statements and figures shall refer to the statements and figures of the Company alone.

      "Tangible Net Worth" means the Consolidated stockholders' equity as reported in the Company's most recent financial reports as described in Sections 8.1.1(a) and 8.1.1(b), minus any goodwill, any patents and any other intangible assets determined in accordance with generally accepted accounting principles as reported in those same financial reports.

      "Tender Offer" means that certain tender offer made by the Company in connection with a proposed stock repurchase, all as more particularly described on Schedule TO to be filed with the Securities and Exchange Commission, pursuant to the Securities and Exchange Act of 1934 (draft of March 22, 2002).

      "UCC" shall mean the Uniform Commercial Code as adopted in the Commonwealth of Virginia, as in effect on the date hereof.

      "Unfunded Liabilities" means with regard to any Plan, the excess of the current value of the Plan's benefits guaranteed by the Pension Benefit Guaranty Corporation under ERISA over the current value of the Plan's assets allocable to such benefits.

      "Unsubordinated Liabilities" means all amounts which would be treated as liabilities on a balance sheet prepared in accordance with generally accepted accounting principles, excluding, however, Subordinated Debt.

      The foregoing definitions shall be equally applicable to both the singular and plural of the defined terms.

                                   SECTION II

                                 REVOLVING LOAN

      2.1 Amount. Subject to the terms and conditions of this Agreement, the Bank agrees to make a Revolving Loan to the Company in the maximum aggregate principal amount of Twenty-Six Million and No/100 Dollars ($26,000,000.00) (the "Revolving Loan") from the date hereof until and including the Maturity Date, such amount being hereinafter called the "Revolving Loan Amount." The Company may borrow, repay and reborrow the maximum permitted principal amount of the Revolving Loan.

      2.2 Revolving Notes; Payments; Borrowing Restrictions. The Revolving Loan shall be evidenced by one promissory note payable to the order of BB&T in an original principal amount of Thirteen Million and No/100 Dollars ($13,000,000.00), and a second promissory note payable to the order of SunTrust in an original principal amount of Thirteen Million and No/100 Dollars ($13,000,000.00), each maturing on May 31, 2007, each in substantially the same form as Exhibit A attached hereto (collectively, the "Revolving Notes"). The Company agrees to deliver to the Bank the Revolving Notes representing the obligations of the Company to pay the aggregate unpaid principal amount of the Revolving Loan made by the Bank. Accrued interest on the Revolving Notes shall be paid monthly on the first day of each month, commencing on May 1, 2002, and continuing until the Maturity Date, when the unpaid principal amount and the accrued and unpaid interest on the Revolving Notes shall be due and payable in full. Notwithstanding anything contained herein to the contrary: (a) during each Fiscal Year, the


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

Company shall be required to pay down the principal amount of the Revolving Loan to an amount less than $5,000,000.00, and to maintain the principal amount below $5,000,000.00 for a 30 consecutive calendar day period during the Fiscal Year; and (b) in no event shall the Company request an advance from the Bank under the Revolving Loan which is less than $25,000.00.

      2.3 Interest. The Revolving Notes shall bear interest calculated in accordance with Section 11.5 from the date thereof on the unpaid principal balance from time to time outstanding at an interest rate per annum equal to the LIBOR Rate, plus one and sixty-five hundredths percent (1.65%).

      2.4 Prepayment. The Company may prepay the Revolving Loan in full or in part at any time without penalty or premium.

      2.5 Revolving Loan Fee. Each year, for the life of the Revolving Loan, the Company shall pay to the Bank an annual fee in an amount equal to the product of the original, committed Revolving Loan Amount of $26,000,000.00, multiplied by 0.15% (0.0015). Each annual fee shall be divided into four equal payments and paid in quarterly installments in arrears on the first day of each Loan Quarter, commencing on August 1, 2002 and continuing thereafter on the first day of each November, February, May and August through the Maturity Date.

      2.6 Revolving Loan Origination Fee. On or before the date of the first advance under the Revolving Loan, the Company shall pay to the Bank a one-time origination fee in an amount equal to the product of the original, committed Revolving Loan Amount, multiplied by 0.20% (0.002).

                                   SECTION III

                               LINE OF CREDIT LOAN

      3.1 Amount. The Bank agrees to make a Line of Credit Loan (the "Line of Credit Loan") to the Company, in a principal amount (the "Line of Credit Loan Amount") equal to the amount of the Tender Offer, minus the Term Loan Amount, as such term is hereinafter defined, but in no event shall the combined amount of the Line of Credit Loan Amount and the Term Loan Amount exceed $20,000,000.00; provided, however, that if the Line of Credit Loan is funded prior to the funding of the Term Loan, the Line of Credit Loan Amount may equal the amount of the Tender Offer; provided, further, that if the Line of Credit Loan is funded prior to the funding of the Term Loan and the Line of Credit Loan Amount equals the amount of the Tender Offer, then the Company shall use the entire principal amount advanced under the Term Loan to pay down the Line of Credit Loan.

      3.2 Line of Credit Notes; Payments. The Line of Credit Loan shall be evidenced by one promissory note payable to the order of BB&T in an original principal amount equal to one half of the Line of Credit Loan Amount, and a second promissory note payable to the order of SunTrust in an original principal amount equal to one half of the Line of Credit Loan Amount, each in substantially the same form as Exhibit B attached hereto (collectively, the "Line of Credit Notes"). Accrued interest on the Line of Credit Notes shall be paid monthly on the first day of each month, commencing on June 1, 2002 and continuing monthly thereafter until the Maturity Date, when the unpaid principal amount and the accrued and unpaid interest on the Line of Credit Notes shall be due and payable in full. The Company may not reborrow amounts that have been repaid under either of the Line of Credit Notes. Notwithstanding anything contained herein to the contrary, beginning on May 1, 2003 and continuing quarterly on each August 1, November 1, February 1 and May 1 thereafter, the Company further promises to periodically pay down the amount of principal outstanding under the Line of Credit Notes by making quarterly payments to the Bank in an amount equal to three and three quarters percent (3.75%) of the original, committed Line of Credit Loan Amount (after any paydown of such amount by the Term Loan Amount, if the Term Loan is funded after the Line of Credit Loan is funded) (the "Line of Credit Principal Reductions"). The Line of Credit Principal Reductions shall be in addition to, and not in replacement of, any sums otherwise due under the Line of Credit Notes.

      3.3 Interest. The Line of Credit Notes shall bear interest calculated in accordance with Section 11.5 from the date thereof on the unpaid principal balance from time to time outstanding at an interest rate per annum equal to the LIBOR Rate, plus one and sixty-five hundredths percent (1.65%).

      3.4 Prepayments. The Company may prepay the Line of Credit Loan in full or in part at any time without penalty or premium.

      3.5 Line of Credit Fee. Each year, for the life of the Line of Credit Loan, the Company shall pay to the Bank an annual fee in an amount equal to the product of the original, committed Line of Credit Loan Amount, multiplied by 0.15% (0.0015). Each annual fee shall be divided into four equal payments and paid in quarterly installments in arrears on the first day of each Loan Quarter, commencing on August 1, 2002 and continuing thereafter on the first day of each November, February, May and August through the Maturity Date.

      3.6 Line of Credit Loan Origination Fee. On or before the date of the first advance under the Line of Credit Loan, the Company shall pay to the Bank a one-time origination fee in an amount equal to the product of the original, committed Line of Credit Loan Amount,


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

multiplied by 0.20% (0.002) (the "Line of Credit Loan Origination Fee"). Notwithstanding anything contained in this Section 3.6 to the contrary, in the event that the Line of Credit Loan is funded prior to the Term Loan and the Company pays down the Line of Credit Loan pursuant to Section 5.4(j) hereof, then, provided that the Company has paid a Line of Credit Origination Fee based on the full Line of Credit Loan Amount, an amount equal to the product of 0.20% (0.002) and the principal curtailment required by Section 5.4(j) shall be applied as a credit toward the Company's Term Loan Origination Fee, as such term is defined in Section 4.5.

                                   SECTION IV

                                    TERM LOAN

      4.1 Amount. The Bank agrees to make a Term Loan (the "Term Loan") to the Company, in a principal amount (the "Term Loan Amount") equal to the lesser of:
(a) eighty percent (80%) of the appraised value of the Property; or (b) Eight Million and No/100 Dollars ($8,000,000.00).

      4.2 Term Notes; Payments. The Term Loan shall be evidenced by one promissory note payable to the order of BB&T in an original principal amount equal to one half of the Term Loan Amount, and a second promissory note payable to the order of SunTrust in an original principal amount equal to one half of the Term Loan Amount, each maturing on the Maturity Date, each in substantially the same form as Exhibit C attached hereto (collectively, the "Term Notes"). The principal of the Term Notes shall be paid in sixty (60) equal consecutive monthly installments of principal, the amount of which payments shall be based on a fifteen (15) year amortization of the principal amount of each of the Term Notes, with each payment payable on the first day of each month commencing June 1, 2002 and continuing monthly until the Maturity

Date, when the unpaid principal amount and the accrued and unpaid interest on the Term Notes shall be due and payable in full. In addition, accrued interest on the Term Notes shall be paid monthly on the first day of each month commencing June 1, 2002 and continuing monthly thereafter until the Maturity Date. The Company may not reborrow amounts that have been repaid under any of the Term Notes.

      4.3 Interest. The Term Notes shall bear interest calculated in accordance with Section 11.5 from the date thereof on the unpaid principal balance from time to time outstanding at an interest rate per annum equal to the LIBOR Rate, plus one and sixty-five hundredths percent (1.65%).

      4.4 Prepayment. The Company may prepay the Term Loan in full or in part at any time without penalty or premium.

      4.5 Origination Fee. On or before the date of the first advance under the Term Loan, the Company shall pay to the Bank a one-time origination fee in an amount equal to the product of the Term Loan Amount, multiplied by 0.35% (0.0035) (the "Term Loan Origination Fee"). Notwithstanding anything contained in this Section 4.5 to the contrary, in the event that the Line of Credit Loan is funded prior to the Term Loan and the Company pays down the Line of Credit Loan pursuant to Section 5.4(j) hereof, then the Term Loan Origination Fee may be credited in an amount and to the extent provided in Section 3.6.

                                    SECTION V

                              CONDITIONS PRECEDENT

      5.1 Conditions Precedent to Revolving Loan. Prior to making the first advance of any sums under the Revolving Loan, the following conditions must be satisfied:

            (a) Receipt by the Bank of the Agreement, the Revolving Notes and certified true copies of financing statements relating to the Inventory Collateral, all duly executed and completed in form and substance acceptable to Bank.

            (b) Receipt by the Bank of a telephone instruction letter concerning requests for advances under or curtailments for the Revolving Notes, substantially in the form of Exhibit I attached hereto.

            (c) Receipt by the Bank of an Incumbency Certificate from the Secretary of the Company, substantially in the form of Exhibit H attached hereto, together with certified corporate resolutions authorizing this transaction in form and substance acceptable to the Bank.

            (d) Receipt by the Bank of a certificate of good standing with respect to the Company from the Virginia State Corporation Commission and, if requested by the Bank, from the secretaries of state of any states in which a Collateral Location is situated, dated within 30 days of the date hereof.

            (e) Receipt by the Bank of copies of the articles of incorporation and bylaws of the Company as in effect on date hereof, certified as to truth and accuracy by the corporate secretary of the Company.

            (f) Receipt by the Bank of copies of hazard and liability insurance certificates, in form and substance acceptable to the Bank, together with mortgagee/loss payee and additional insured endorsements thereof in favor of the Bank.

            (g) Receipt by the Bank of an opinion addressed to the Bank from McGuireWoods LLP, counsel for the Company, substantially in the form of Exhibit D-1 attached hereto.


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

            (h) Receipt by the Bank of all items of due diligence requested by the Bank, that are unrelated to the Property, in form and substance acceptable to the Bank in all respects, in its sole discretion, including, without limitation, those items not relating to the Property set forth on that certain closing checklist prepared by the Bank's counsel and delivered to the Company or Company's counsel prior to the date hereof, including, without limitation, such lien searches as requested by the Bank (the "Closing Checklist").

            (i) Receipt by the Bank of evidence in form and substance acceptable to the Bank in all respects, in its sole discretion, that the Company or Company's counsel has satisfied all of the requirements and instructions contained in that certain closing instruction letter for the Revolving Loan and Line of Credit Loan from the Bank's counsel to the Company's counsel dated March 26, 2002, including, without limitation, evidence of the proper filing by Company's counsel of all UCC financing statements in the appropriate filing offices and evidence that all of the Company's obligations to First Union National Bank and to SunTrust (other than the Industrial Development Revenue Bonds described in Section 5.4(e)) have been satisfied and cancelled in full, or will be fully satisfied from the first advance under the Revolving Loan.

            (j) Receipt by the Bank of such other documents, certificates, instruments and agreements as shall be required hereunder or provided for herein or as the Bank or the Bank's counsel may require in connection herewith, that are not related to the Property or the Term Loan.

      5.2 Additional Conditions Precedent to Advances Under Revolving Loan. After the initial advance and prior to each advance under the Revolving Loan, the following conditions must be satisfied:

            (a) Satisfaction of all conditions contained in Section 5.1 above.


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

            (b) The Company must be in compliance with the requirements of
Section 8.1.1(d) regarding Weekly Borrowing Status Reports.

            (c) No event shall have occurred and be continuing or condition shall exist, or would result from the proposed Revolving Loan, which constitutes or, with the lapse of time or the giving of notice, or both, would constitute a Default.

            (d) The representations and warranties contained in Sections 7.1 through 7.12 hereof shall be true and correct on and as of the date of the proposed Revolving Loan as though made on and as of such date; however, in the case of Section 7.5, the representations and warranties contained therein shall be deemed to apply to the most recent financial statements furnished by the Company to the Bank pursuant to Sections 8.1.1(a) or (b).

            (e) No change shall have occurred in any law or regulation thereunder or interpretation thereof which in the opinion of counsel for the Bank would make it illegal for the Bank to make the Revolving Loan or an advance thereunder in the manner provided herein.

      5.3 Conditions Precedent to the Line of Credit Loan. Prior to advancing any sums under the Line of Credit, the following conditions must be satisfied:

            (a) Satisfaction of all conditions contained in Section 5.1 above.

            (b) Completion of the Tender Offer, other than payment for shares tendered.

            (c) Determination of the sum certain of the Line of Credit Loan Amount.

            (d) Receipt by the Bank of the Line of Credit Notes, duly executed and completed in form and substance acceptable to the Bank.

            (e) No event shall have occurred and be continuing or condition shall exist, or would result from the proposed Line of Credit Loan, which constitutes or, with the lapse of time or the giving of notice, or both, would constitute a Default.


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

            (f) The representations and warranties contained in Sections 7.1 through 7.12 hereof shall be true and correct on and as of the date of the proposed advance of funds under the Line of Credit Loan as though made on and as of such date; however, in the case of Section 7.5, the representations and warranties contained therein shall be deemed to apply to the most recent financial statements furnished by the Company to the Bank pursuant to Sections 8.1.1(a) or (b).

            (g) No change shall have occurred in any law or regulation thereunder or interpretation thereof which in the opinion of counsel for the Bank would make it illegal for the Bank to make the Line of Credit Loan or an advance thereunder in the manner provided herein.

      5.4 Conditions Precedent to the Term Loan. Prior to advancing any sums under the Term Loan, the following conditions must be satisfied:

            (a) Receipt by the Bank of the Term Notes and all other Loan Documents, duly executed and completed in form and substance acceptable to the Bank.

            (b) Receipt by the Bank of copies of hazard and liability insurance certificates, in form and substance acceptable to the Bank, together with mortgagee/loss payee and additional insured endorsements thereof in favor of the Bank.

            (c) Receipt by the Bank of an opinion addressed to the Bank from McGuireWoods LLP, counsel for the Company, substantially in the form of Exhibit D-2 attached hereto.

            (d) Receipt by the Bank of all items of due diligence requested by the Bank in form and substance acceptable to the Bank in all respects, in its sole discretion, including, without limitation, those items set forth on that certain closing checklist prepared by the Bank's counsel and delivered to the Company or Company's counsel prior to the date hereof (the "Closing Checklist"); further including, without limitation: (i) satisfactory appraisals relating to the Property; (ii) title insurance commitments for the Property containing all requested endorsements and containing no title exceptions unacceptable to the Bank; (iii) surveys for the Property; (iv) satisfactory environmental reports for the Property; (v) certificates of occupancy for the improvements located on the Property; and (vi) all other items relating to the Property noted on the Closing Checklist.

            (e) Receipt by the Bank of evidence in form and substance acceptable to the Bank in all respects, in its sole discretion, that the Company or Company's counsel has satisfied all of the requirements and instructions contained in that certain closing instruction letter for the Term Loan from the Bank's counsel to Company's counsel, including, without limitation: (i) evidence of proper recordation of the Deed of Trust in the appropriate land records after updating title to the Property and confirming that the lien of the Deed of Trust is a first lien on the Property; and (ii) evidence that all of the Company's obligations to SunTrust under the Industrial Development Revenue Bonds issued pursuant to that certain Bond Purchase Agreement and Agreement of Sale dated as of December 1, 1983, as amended on November 1, 1984, by and among the Company, the SunTrust Bank, as successor to Crestar Bank, a Virginia banking corporation, and the Industrial Development Authority of the County of Henrico, Virginia, have been satisfied in full, or will be fully satisfied from the first advance under the Term Loan.

            (f) Receipt by the Bank of such other documents, certificates, instruments and agreements as shall be required hereunder or provided for herein or as the Bank or the Bank's counsel may require in connection herewith.

            (g) No event shall have occurred and be continuing or condition shall exist, or would result from the proposed Term Loan, which constitutes or, with the lapse of time or the giving of notice, or both, would constitute a Default.

            (h) The representations and warranties contained in Sections 7.1 through 7.12 hereof shall be true and correct on and as of the date of the proposed advance of funds under the Term Loan as though made on and as of such date; however, in the case of Section 7.5, the representations and warranties contained therein shall be deemed to apply to the most recent financial statements furnished by the Company to the Bank pursuant to Sections 8.1.1(a) or
(b).

            (i) No change shall have occurred in any law or regulation thereunder or interpretation thereof which in the opinion of counsel for the Bank would make it illegal for the Bank to make the Term Loan or an advance thereunder in the manner provided herein.

            (j) In the event that the Line of Credit Loan is funded prior to the Term Loan, the Company shall use the entire principal amount advanced under the Term Loan to pay down the Line of Credit Loan.

                                   SECTION VI

                              BORROWING PROCEDURES

      6.1 Applicability. The following procedures shall be applicable to each advance under the Loans and shall be subject in all respects to the other terms and provisions contained in this Agreement, including, without limitation, the borrowing and paydown restrictions set forth in Section 2.2 hereof and the conditions precedent set forth in Section 5.

      6.2 Certifications; Advances Under the Revolving Loan. The Company shall certify to the Bank the name, title and true signature of each officer of the Company authorized to sign the Notes and, with respect to the Revolving Loan, shall certify, by telephone instruction letter in substantially the same form as
Exhibit I attached hereto, the name, title and true signature of each officer of the Company authorized to make requests for advances under or curtailments for the

Revolving Loan. The Bank may conclusively rely on such certifications until it receives written notice to the contrary from the Company. With respect to the advances under or curtailments for the Revolving Loan, the Company may request advances under or curtailments for the Revolving Loan by telephone or in a writing delivered to Bank not later than 11:00 a.m. (Richmond, Virginia time) on the date of the requested advance or curtailment; provided, however, that the Company must deliver to the Bank a Weekly Borrowing Status Report in accordance with Section 8.1.1(d) hereof. Alternatively, the Company and the Bank may enter into a separate written agreement providing for advances under or curtailments for the Revolving Loan.

      6.3 Funds. Each of BB&T and SunTrust shall make available to the Company on the date of borrowing the amount of such borrowing in immediately available funds at its respective main office in Richmond, Virginia, during its normal business hours.

      6.4 Method of Payment. All payments shall be by check or in immediately available funds, but each of BB&T and SunTrust reserves its right to require immediately available funds. Unless otherwise expressly stated herein, all sums delivered to the Bank by the Company, whether in connection with a prepayment, fee payment, regularly scheduled payment or other payment contemplated hereby, shall be sent in equal sums to each of BB&T and SunTrust; provided, however, that with respect to payments under the Revolving Loan, differing sums may be delivered to each of BB&T and SunTrust so long as the Company complies with the Weekly Revolving Loan Adjustments, as described in Section 8.1.9, with the net effect that each of BB&T and SunTrust have equal principal amounts outstanding under the Revolving Loan on the days on which Weekly Revolving Loan Adjustments are made.

                                   SECTION VII

                         REPRESENTATIONS AND WARRANTIES

      The Company represents and warrants to the Bank (which representations and warranties shall survive the execution and delivery of the Notes and the making of the Loans), as follows:

      7.1 Corporate Existence and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, and the Company is qualified as a foreign corporation in good standing in each other state (a) in which a Collateral Location is situated, (b) wherein the conduct of its business or the ownership of property requires such qualification, or (c) where failure to have such authority would have a material adverse effect on the Company.

      7.2 Authorization and Validity. The execution and delivery by the Company of the Loan Documents have been duly authorized by proper corporate proceedings and the Loan Documents constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms except as the same may be limited by bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors' rights generally and by usual equity principles.

      7.3 Compliance with Laws and Contracts. Neither the execution and delivery by the Company of the Loan Documents, the consummation of the transactions herein contemplated, or compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree, or award binding on the Company or the Company's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Company is a party or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement.

      7.4 No Governmental or Other Approvals. The execution, delivery and performance of the Loan Documents and the transactions contemplated hereby do not require any approval or consent of, or filing or registration with, any governmental agency, stockholders or any other property, except for the filing of this Agreement with the Securities and Exchange Commission as an exhibit to any report of the Company pursuant to Section 13 of the Securities Exchange Act of 1934.

      7.5 Financial Statements. The financial statements of the Company contained in the Company's Form 10-K Annual Report for the Fiscal Year ended February 3, 2001 and in the Company's 10-Q Quarterly Report for the Fiscal Quarter ended November 3, 2001 filed with the Securities and Exchange Commission, copies of which have been heretofore delivered to the Bank, were prepared in accordance with generally accepted accounting principles in effect on the dates such statements were prepared and fairly present the financial condition of the Company at the dates of such statements and the results of its operations for the periods then ended. No material adverse change in the condition of the Company as shown on such financial statements has occurred since the dates thereof.

      7.6 Taxes. The Company has filed all United Stated Federal income tax returns and all other tax returns which are required to be filed and has paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company in respect of any taxes or other governmental charges are adequate.

      7.7 Litigation. There is no litigation or proceeding pending or, to the knowledge of any of its officers, threatened against the Company which is reasonably likely to materially and adversely affect the condition of the Company or the ability of the Company to perform the Obligations.

      7.8 ERISA. As of the date of this Agreement, the Company does not maintain or contribute to a "multi-employer plan" as defined in section 3(37)(A) of ERISA, or any Plan. The Company is not in the process of terminating any Plan. To the best of the Company's knowledge and belief, no fact, including any event described in Section 4043 of ERISA (a "Reportable Event"), exists in connection with any Plan which might constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation or the appointment by the appropriate United States district court of a trustee to administer any Plan.

      7.9 Defaults. No Default or Potential Default has occurred and is continuing and the Company is not in default in respect of any of its Indebtedness for borrowed money and no holder of any such Indebtedness has given notice of an asserted default thereunder. No liquidation, dissolution or other winding up of the Company and no bankruptcy or similar proceedings relative to the Company are pending or, to the Company's knowledge, threatened.

      7.10 Accuracy of Information. No information, exhibit or report furnished by the Company to the Bank in connection with the negotiation of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein in the light of the circumstances under which they were made not misleading.

      7.11 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

      7.12 Subsidiaries. The representations and warranties set forth in Sections 7.1, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10 and 7.11 are also true and correct with respect to any Subsidiary of the Company; provided, however, that materiality for such representations and warranties as they may relate to any Subsidiary shall be the threshold of materiality that would be applicable to the Company and Subsidiaries as a whole.

                                  SECTION VIII

                                    COVENANTS

      During the term of this Agreement, and until the Obligations are paid in full, unless the Bank shall otherwise consent in writing:

      8.1 The Company will:

      8.1.1 Financial Reporting. Maintain, for itself and each Subsidiary, a modern system of accounting, and furnish to the Bank:

            (a) Within 90 days after the close of each Fiscal Year, provide to the Bank an unqualified audit report certified by PricewaterhouseCoopers, L.L.P., or other accountants of recognized national standing, prepared in accordance with generally accepted accounting principles, consistently applied (except for changes in such principles or their application as approved by such accountants), on a Consolidated basis for itself and the Subsidiaries including balance sheets as of the end of such period, statements of income or loss, statements of changes in stockholders' equity and statements of cash flows accompanied by a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Potential Default, or if, in the opinion of such accountants, any Default or Potential Default shall exist, such certificate shall state the nature and status thereof;

            (b) Within 60 days after the close of the first three Fiscal Quarters during each Fiscal Year, for itself and the Subsidiaries, provide to the Bank, Consolidated unaudited balance sheets as at the close of each such period and Consolidated statements of income or loss, statements of changes in stockholders' equity and statements of cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all prepared in accordance with generally accepted accounting principles, consistently applied (except for changes in such principles or their application as approved by the Company's chief financial officer), and certified by its chief financial officer;

            (c) As a part of each financial report delivered by the Company pursuant to Sections 8.1.1(a) and 8.1.1(b) above, a compliance certificate in substantially the same form as Exhibit J, dated as of the end of the fiscal period to which the financial statements apply, signed by the Company's chief financial officer stating that to the best of his knowledge and belief there neither exists on the date of such certificate, nor existed during such period, any Default or Potential Default, or if any such Default or Potential Default existed or exists, the certificate shall specify the nature thereof, the period of existence thereof and what action the Company has taken, is taking or proposed to take with respect thereto;

            (d) A weekly report delivered via facsimile to each of BB&T and SunTrust in substantially the same form as Exhibit E (the "Weekly Borrowing Status Report"), on one Business Day of each seven (7) consecutive calendar days in which an advance has occurred under the Revolving Loan, signed by any one of the Company's officers named in Exhibit I (i) stating that, as of date of such report, no Default or Potential Default has occurred and is continuing and that each of the representations and warranties contained in Sections 7 and 10.2 (except that, in the case of Section 7.5, the representations and warranties contained therein shall be deemed to apply to the most recent financial statements furnished by the Company to the Bank pursuant to Sections 8.1.1(a) or (b) hereof) and the covenants contained in Sections 8 and 10.2 are and will be true and correct on and as of the date of such report; and (ii) evidencing the fact that, as of such Business Day, the Company shall have made the Weekly Revolving Loan Adjustments required by Section 8.1.9.

            (e) Within 90 days after the close of each Fiscal Year, a statement of the Unfunded Liabilities of each Plan which exceeded $100,000.00, certified as correct by an actuary enrolled under ERISA;

            (f) As soon as possible and in any event within 10 days after the Company knows that any Reportable Event (as described in Section 4043 of ERISA) has occurred with respect to any Plan which is required to be reported to the Pension Benefit Guaranty Corporation, a statement, signed by the chief financial officer of the Company, describing such Reportable Event and the action which the Company proposes to take with respect thereto;

            (g) Promptly upon their becoming available, (i) copies of all financial statements, proxy statements and reports which the Company shall send to its stockholders, and (ii) copies of all regular and periodic financial reports, if any, which the Company shall file with the Securities and Exchange Commission, or any governmental agency or agencies substituted therefor, or any similar or corresponding governmental department, commission board, bureau or agency, or with any national securities exchange; and

            (h) Such other information (including non-financial information) as the Bank may from time to time reasonably request.

      8.1.2 Use of Proceeds. Use proceeds of the Revolving Loan only for working capital and other general corporate purposes, use proceeds of the Line of Credit Loan only in connection with financing the Tender Offer, and use proceeds of the Term Loan only to refinance the debt associated with the lien on the Property described on Exhibit F hereto and to partially finance the Tender Offer (and, if necessary, to pay down the Line of Credit Loan in the manner described in
Section 5.4(j) hereof).

      8.1.3 Minimum Consolidated Tangible Net Worth. Maintain Consolidated Tangible Net Worth at all times of not less than $56,000,000.00, less the amount of the Tender Offer (the "Base Amount"), through the last day of the Fiscal Year ending in January 2003, and for each Fiscal Year thereafter, of not less than the Base Amount, plus 80% of each successive year's net income. The minimum Consolidated Tangible Net Worth will not be adjusted for any net loss reported by the Company and may be subject to the terms of Section 8.3.3(i) hereof.

      8.1.4 Current Ratio. Maintain, as of the end of each Fiscal Quarter, a ratio of Consolidated current assets to Consolidated current liabilities of not less than 2.5 to 1. For purposes of this computation, amounts outstanding under the Notes shall be considered long term debt.

      8.1.5 Ratio of Consolidated Unsubordinated Liabilities to Consolidated Effective Tangible Net Worth. Maintain at the end of each Fiscal Quarter, other than the fourth such Fiscal Quarter of the Fiscal Year, a ratio of Consolidated Unsubordinated Liabilities to Consolidated Effective Tangible Net Worth of not greater than 1.5 to 1 and maintain at the end of each Fiscal Year a ratio of Consolidated Unsubordinated Liabilities to Consolidated Effective Tangible Net Worth of not greater than 1.25 to 1.

      8.1.6 Fixed Charge Coverage Ratio. Maintain, as of the end of each Fiscal Quarter, a ratio greater than 1.25 to 1 of (a) the sum of profit before tax, non-cash charges, interest expense (including interest on Capitalized Lease Obligations), depreciation, amortization and operating lease payments (all for the four most recent Fiscal Quarters ending prior to the quarter in which the determination is made) to (b) the sum of interest expense (including interest in Capitalized Lease Obligations), operating lease payments, Capitalized Lease Obligations, and payments due on Funded Debt for the four ensuing Fiscal Quarters (including the quarter in which the determination is made). The definition of Funded Debt notwithstanding, for purposes of this computation, the normal amortization of principal payments under the Term Loan Note and under the Line of Credit Note, but not the balances due under any of the Notes at the Maturity Date, shall be deemed "payments due on Funded Debt". In the event the Company fails to meet this covenant for a given Fiscal Quarter, the Bank agrees to waive compliance with this covenant for a period of four consecutive quarters (the "Fixed Charge Waiver") on the following conditions: (i) the Company must, at the time of the request for the Fixed Charge Waiver and for the duration of the Fixed Charge Waiver period, maintain a Fixed Charge Coverage Ratio greater than 1.1 to 1; (ii) at the end of the Fixed Charge Waiver period, the Company must be in compliance with the Fixed Charge Coverage Ratio of 1.25 to 1 set forth above; (iii) for the duration of the Fixed Charge Waiver period, repurchases of the Company's stock involving a cash payment are prohibited; (iv) for the duration of the Fixed Charge Waiver period, capital expenditures are limited to a maximum of $1,000,000.00; (v) the Company must pay the Bank a one-time fee of $25,000.00 for the privilege of the Fixed Charge Waiver, which fee shall be due and payable within thirty (30) days of the Company's Fixed Charge Waiver request; and (vi) the Company may use this Fixed Charge Waiver only once during the life of the Loans.

      8.1.7 Capital Expenditures. Maintain capital expenditures at a level which shall not exceed $3,250,000.00 annually, as measured at the end of each Fiscal Year.

      8.1.8 Primary Depository Relationship. Move the Company's primary depository relationship to BB&T and/or SunTrust on a mutually agreeable basis.

      8.1.9 Weekly Revolving Loan Adjustments. Not permit or suffer to exist, without the express written consent of the Bank, on any one Business Day for the life of the Revolving Loan, any discrepancy between the aggregate principal amount outstanding from BB&T under the Revolving Loan and the aggregate principal amount outstanding from SunTrust under the Revolving Loan which equals or exceeds $500,000.00; provided, however, that on one Business Day of each seven (7) consecutive calendar days in which an advance has occurred under the Revolving Loan, the Company shall repay or borrow principal sums in such a manner and to such an extent that the aggregate principal amount outstanding from BB&T under the Revolving Loan equals the aggregate principal amount outstanding from SunTrust under the Revolving Loan (the "Weekly Revolving Loan Adjustments").

      8.2 The Company will and will cause each Subsidiary to:

      8.2.1 Notice of Default. Give prompt notice in writing to the Bank of the occurrence of any Default or Potential Default and of any other development, financial or otherwise which might materially and adversely affect its business, properties or affairs or the ability of the Company to perform the Obligations.

      8.2.2 Conduct of Business and Maintenance of Existence. Carry on and conduct business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted; and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite governmental authority to conduct business in each jurisdiction in which failure to maintain such authority would have a material adverse effect on the Company. Notwithstanding the above, Subsidiaries may be dissolved if the continued existence of such Subsidiary is not material to the business or Consolidated financial condition of the Company and its remaining Subsidiaries.

      8.2.3 Taxes. Pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

      8.2.4 Insurance. Maintain insurance in such amounts and covering such risks as is consistent with sound business practice.

      8.2.5 Inspection. Permit the Bank by its representatives and agents and at its expense, to inspect any of the properties, corporate books and financial records of the Company and each Subsidiary, together with any books, records, journals, orders, receipts and any correspondence and other data relating to the Collateral, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Bank may designate.

      8.3 The Company will not, nor will it permit any Subsidiary to:

      8.3.1 Mergers, Acquisitions and Sale of Assets. (a) Merge or consolidate with or into any other Person; (b) lease, sell or otherwise dispose of all, or a substantial portion of, its property, assets or business to any other Person; or
(c) lease, purchase or otherwise acquire all, or a substantial portion of, the property, assets or business of any other Person, except that (i) any Subsidiary may merge with, or transfer its assets to, any Subsidiary or to the Company,
(ii) the

Company may merge or consolidate with another Person if the Company is the surviving entity and if, after giving effect to the merger and consolidation, there would exist no Default or Potential Default hereunder, (iii) assets may be leased, sold or otherwise disposed of provided such assets are not material to the business or Consolidated financial condition of the Company and its Subsidiaries, (iv) the Company may purchase or acquire inventory for the Company from a Person even if such inventory constitutes all or a substantial portion of the property, assets or business of such Person, (v) inventory may be sold in the ordinary course of business of the Company or any Subsidiary, (vi) with respect to Section 8.3.1(b) above, leases, sales or other dispositions in any Fiscal Year in an aggregate amount for the Company and all Subsidiaries not to exceed $2,000,000.00 shall be permitted, and (vii) leases, purchases or other acquisitions described in Section 8.3.1(c) above, shall be permitted, provided that in any Fiscal Year in an aggregate amount for the Company and all Subsidiaries not to exceed $2,000,000.00 shall be permitted.

      8.3.2 Sale of Accounts. Sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, having an aggregate face value of more than $400,000.00.

      8.3.3 Investments. Make or suffer to exist any Investments, or commitments therefore, except:

            (a) Short-term obligations of, or fully guaranteed as to interest and principal by, the United States of America.

            (b) Commercial paper of any Person rated at least A-2 by Standard and Poor's or P-2 by Moody's Investors Service, Inc.

            (c) Demand deposit accounts maintained in the ordinary course of its business, or that of its Subsidiaries.

            (d) Certificates of deposit issued by commercial banks having capital and surplus in excess of $100,000,000.00.

            (e) Investments in Subsidiaries, if, after giving effect thereto, there would exist no Default or Potential Default hereunder.

            (f) Notes or other securities of any Person issued in connection with any disposition of assets permitted by this Agreement.

            (g) The Company's stock compensation program for the Company's employees, provided that the maximum liability amount of such program, as shown on the Company's books and records, does not exceed $3,000,000.00.

            (h) Any other Investments which, in the aggregate, are less than 2.5% of the Consolidated Tangible Net Worth of the Company and its Subsidiaries.

            (i) Repurchase of the Company's shares in the Tender Offer and, in addition, repurchase of up to $2,000,000.00 of the Company's outstanding shares; provided, however, that the aggregate amount of any such purchases may not exceed $1,000,000.00 during any one of the Company's Fiscal Years and, if, after giving effect thereto, there would not exist any Default or Potential Default hereunder. Any such repurchases shall reduce the minimum Consolidated Tangible Net Worth requirement set forth in Section 8.1.3 by 100% of the value of the stock repurchased.

      8.3.4 Guaranties. Make or suffer to exist any Guaranties, except by endorsement of instruments for deposit or collection in the ordinary course of business.

      8.3.5 Liens. Create, incur, or suffer to exist any Lien, except:

            (a) Those in favor of the Company by its Subsidiaries.

            (b) Those for taxes, assessments or governmental charges or levies on its property if the same shall not result in a Lien upon any of the Collateral and if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings.

            (c) Those imposed by law, such as liens in favor of lessors for distraint and similar remedies, land carriers', warehousemen's, and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 90 days past due, or, if the same are more than 90 days past due, those that are being contested in good faith and by appropriate proceedings.

            (d) Those arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

            (e) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the saleability of the same or interfere with the use thereof in the business of the Company or the Subsidiaries.

            (f) Liens and charges for maintenance, repairs and operation of facilities owned or leased by the Company or its Subsidiaries or used in connection therewith, arising under joint easement and maintenance agreements, reciprocal easement agreements or similar documents governing the use or occupancy of such facilities.

            (g) Judgment liens not in existence for a period longer than 60 days after the creation thereof, or, if a stay of execution shall have been obtained, for a period longer than 60 days after the expiration of such stay.

            (h) Lessors' interests under Financing Leases.

            (i) Those disclosed in Exhibit F attached hereto.

            (j) Liens securing the purchase or deferred price of fixed assets if the Lien extends only to the property acquired.

            (k) Liens in addition to those permitted above securing an aggregate amount not exceeding 1% of the Consolidated Tangible Net Worth of the Company and its Subsidiaries at any one time.

      8.3.6 Prepayment of Subordinated Debt. Prepay, in whole or in part (or upon the occurrence and continuation of a Default, repay), the principal amount of any of its Subordinated Debt.

      8.3.7 Debt. Incur, assume, or suffer to exist any liabilities, obligations or other indebtedness, of any kind or nature, whether now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, and whether primary, secondary, direct, contingent, fixed or otherwise, except for: (i) debt to the Bank to the extent provided under this Agreement;
(ii) Subordinated Debt; (iii) trade payables and contractual obligations to suppliers and customers incurred in the ordinary course of business; (iv) deferred payment for the purchase of fixed assets; (v) accrued pension fund and other employee benefit plan obligations and liabilities (provided, however, that such debt does not result in the existence of any Default or Potential Default under any other provision of this Agreement); (vi) deferred taxes; and (vii) until the Term Loan is funded, the debt related to the lien on the Property described on Exhibit F attached hereto.

      8.3.8 Purchase of Stock. Extend credit to others for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or use any of the proceeds of the Loans made under this Agreement to purchase or carry any "margin stock."

      8.3.9 Dividends. During the life of the Loans, the Company may not make dividends or distributions without the express written consent of the Bank. For purposes of this Section 8.3.9, the repurchase of Company shares in compliance with Section 8.3.3(i) shall not be deemed a dividend or distribution.

                                   SECTION IX

                              DEFAULTS AND REMEDIES

      9.1 Events of Default. The occurrence of any one or more of the following events shall constitute a Default:

      9.1.1 Any material representation or warranty made by the Company to the Bank under or in connection with any Loan Document shall be materially false as of the date on which made.

      9.1.2 Nonpayment of any principal, interest or fees on any of the Notes within 5 days after the same becomes due.

      9.1.3 The breach by the Company of any of the terms or provisions of Sections 2.2, 8.1.2, 8.1.3, 8.1.4, 8.1.5, 8.1.6, 8.1.7, 8.2.2, 8.3.1, 8.3.2,
8.3.3, 8.3.4, 8.3.5, 8.3.6, 8.3.7, 8.3.8 or 8.3.9.

      9.1.4 The Company shall breach or fail to perform any of the other terms or provisions of the Agreement and such default shall continue for 30 days after written notice thereof has been given to the Company by the Bank.

      9.1.5 The Company or any Subsidiary shall (a) not pay, or admit in writing its inability to pay, its debts generally as they become due, (b) make a general assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (d) institute any proceeding seeking to adjudicate it insolvent, or seeking a decree or order for relief in bankruptcy or dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 9.1.5, or (f) fail to contest in good faith any appointment or proceeding described in Section 9.1.6.

      9.1.6 Without the application, approval or consent of the Company or any Subsidiary, a receiver, custodian, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Subsidiary or any substantial part of its property, or a proceeding described in Section 9.1.5(d) shall be instituted against the Company or any Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

      9.1.7 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of all or any portion of the property of the Company or any Subsidiary which is material to the conduct of the business of the Company and the Subsidiaries on a Consolidated basis, and for which the Company does not receive market consideration.

      9.1.8 The Company or any Subsidiary shall fail within 60 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $500,000.00, which is not stayed on appeal or otherwise being appropriately contested in good faith.

      9.1.9 The Unfunded Liabilities of all Plans shall exceed $500,000.00 in the aggregate.

      9.1.10 There shall have occurred material uninsured damage to, or uninsured loss, theft or destruction of, any material part of the Collateral.

      9.2 Remedies. Upon the occurrence of any Default or Potential Default, the Bank's obligation to extend financing under any of the Loans shall immediately cease; provided, however, that if such obligation has ceased due to the occurrence of a Potential Default, and such Potential Default does not become a Default due to its having been cured or waived before it has matured into a Default, then such obligation shall be reinstated as of the date such Potential Default is cured or waived. Upon the occurrence or existence of any Default, or any time thereafter, without prejudice to the rights of the Bank to enforce its claims against the Company for damages for failure by the Company to fulfill any of its obligations hereunder, subject only to prior receipt by the Bank of payment in full of all Obligations then outstanding in a form acceptable to the Bank, the Bank shall have all of the rights and remedies set forth below, and it may exercise any one, more, or all of such remedies, in its sole discretion, without thereby waiving any of the others:

      9.2.1 The Bank, at its option, may declare all of the Obligations (including but not limited to that portion thereof evidenced by any one or more of the Notes) to be immediately due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest, notice of nonpayment or any other notice required by law relative thereto, all of which are hereby expressly waived by the Company, anything contained herein to the contrary notwithstanding. Thereafter, the Bank, at its option, may, but shall not be obligated to, accept less than the entire amount of Obligations due, if tendered, provided, however, that unless then agreed to in writing by the Bank, no such acceptance shall or shall be deemed to constitute a waiver of any Default or a reinstatement of any commitments of the Bank hereunder.

      9.2.2 The Bank shall thereupon have the rights and remedies of a secured party under the UCC in effect on date thereof (regardless of whether the same has been enacted in the jurisdiction where the rights or remedies are asserted), including, without limitation, the right to take possession of any of the Collateral or the proceeds thereof, to sell or otherwise dispose of the same, to apply the proceeds therefrom to any of the Obligations in such order as the Bank, in its sole discretion, may elect. The Bank shall give the Company written notice of the time and place of any public sale of the Collateral or the time after which any other intended disposition thereof is to be made. It is mutually agreed that commercial reasonableness and good faith require the Bank to give Company no more than 10 days prior written notice of the time and place of any public disposition of Collateral or of the time after which any private disposition or any other intended disposition is to be made. Expenses of retaking, holding, insuring, preserving, protecting, preparing for sale or selling or the like with respect to the Collateral shall include, in any event, reasonable attorneys' fees and other legally recoverable collection expenses, all of which shall constitute Obligations. It is mutually agreed that it is commercially reasonable for the Bank to disclaim all warranties which arise with respect to the disposition of the Collateral.

      9.2.3 The Bank may, if it so elects, by written notice to the Company, increase the rate of interest charged on the Notes then outstanding for so long thereafter as the Bank further shall elect by an amount not to exceed the Default Rate, as such term is defined herein.

      9.2.4 The Bank may take the Collateral or any portion thereof into its possession, by such means (without breach of the peace) and through agents or otherwise as it may elect (and, in connection therewith, demand that the Company assemble the Collateral at a place or places and in such manner as the Bank shall prescribe), and sell, lease or otherwise dispose of the Collateral or any portion thereof in its then condition or following any commercially reasonable preparation or processing, which disposition may be by public or private proceedings, by one or more contracts, as a unit or in parcels, at any time and place and on any terms, so long as the same are commercially reasonable and the Company hereby waives all rights which the Company has or may have to notice and to a judicial hearing prior to seizure of any Collateral by the Bank. It is mutually agreed that it is commercially reasonable for the Bank to disclaim all warranties which arise with respect to the disposition of the Collateral.

      9.2.5 The Company hereby waives, to the extent the same may be waived under applicable law: (a) notice of acceptance of this Agreement; (b) all claims, causes of action and rights of the Company against the Bank on account of actions taken or not taken by the Company in the exercise of the Bank's rights or remedies hereunder, under the Loan Documents or under applicable law;
(c) all claims of the Company for failure of the Bank to comply with any requirement of applicable law relating to enforcement of the Bank's right or remedies hereunder, under the Loan Documents or under applicable law; (d) all rights of redemption of the Company with respect to the Collateral; (e) in the event the Bank seeks to repossess any or all of the Collateral by judicial proceedings, any bond(s) or demand(s) for possession which otherwise may be necessary or required; (f) presentment, demand for payment, protest and notice of non-payment and all exemptions; (g) any and all other notices or demands which by applicable law must be given to or made upon the Company by the Bank;
(h) settlement, compromise or release of the obligations of any person primarily or secondarily liable upon any of the Obligations; (i) all rights of the Company to demand that the Bank release account debtors from further obligation to the Bank; and (j) substitution, impairment, exchange or release of any Collateral for any of the Obligations. The Company agrees that the Bank may exercise any or all of its rights and/or remedies hereunder, under the Loan Documents and under applicable law without resorting to and without regard to any Collateral or sources of liability with respect to any of the Obligations. Upon termination of this Agreement and the Bank's security interest hereunder and payment of all Obligations, within 60 days following the Company's request to the Bank, the Bank shall release control of any security interest in the Collateral perfected by control and the Bank shall send the Company a statement terminating any financing statement filed against the Collateral.

      9.2.6 Unless and except to the extent expressly provided for to the contrary herein, the rights of the Bank specified herein shall be in addition to, and not in limitation of, the Bank's rights under the UCC, as amended from time to time, or any other statute or rule of law or equity, or under any other provision of any of the Loan Documents, including, without limitation, those rights and remedies set forth in the Deed of Trust, or under the provisions of any other document, instrument or other writing executed by the Company or any third party in favor of the Bank, all of which may be exercised successively or concurrently.

      9.3 WAIVER OF RIGHT TO JURY TRIAL. THE COMPANY HEREBY WAIVES TRIAL BY JURY IN REGARD TO ANY CAUSES OF ACTION, CLAIMS, OBLIGATIONS, DAMAGES OR ANY COMPLAINTS WHICH THE COMPANY MAY HAVE ARISING OUT OF THIS AGREEMENT, OR OUT OF ANY OF THE LOAN DOCUMENTS, OR IN ANY ACTION OR PROCEEDING WHICH THE BANK MAY BRING TO ENFORCE ANY PROVISION OF THE LOAN DOCUMENTS. BY EXECUTION OF THIS AGREEMENT THE COMPANY HEREBY REPRESENTS THAT THE COMPANY IS REPRESENTED BY

COMPETENT COUNSEL WHO HAS FULLY AND COMPLETELY ADVISED THE COMPANY OF THE MEANING AND RAMIFICATIONS OF THE WAIVER OF THE RIGHT TO A TRIAL BY JURY.

                                    SECTION X

                               SECURITY AGREEMENT

      10.1 Security Interest. As security for the payment of all Obligations, the Company hereby grants to the Bank a continuing, general lien upon and security interest and security title in and to the following described property, wherever located, whether now existing or hereafter acquired or arising, namely:
(a) the Inventory Collateral; and (b) all products and/or proceeds of any and all of the foregoing, including, without limitation, insurance proceeds. The property of the Company described in this Section 10.1, is herein sometimes collectively called the "Collateral".

      10.2 Representations, Warranties and Covenants Applicable to the Collateral. With respect to the Collateral, the Company hereby represents, warrants and covenants to the Bank as set forth below:

      10.2.1 The Company will not sell, lease, exchange, or otherwise dispose of any of the Collateral without the prior written consent of the Bank, except in the ordinary course of business for cash or on open account or on terms of payment ordinarily extended to its customers. Upon the sale, exchange or other disposition of the Collateral, the security interest and lien created and provided for herein, without break in continuity and without further formality or act, shall continue in and attach to any proceeds thereof, including, without limitation, accounts, contract rights, shipping documents, documents of title, bills of lading, warehouse receipts, dock warrants, dock receipts and cash or noncash proceeds, and in the event of any unauthorized sale, shall continue in the Collateral itself.

      10.2.2 The Company agrees that it will obtain and maintain insurance on the Collateral with such companies, in such amounts and against such risks as is required under Section 8.2.4, with loss payable to the Bank as its interests may appear. Such insurance shall not be cancelable by the Company, unless with the prior written consent of the Bank, or by the Company's insurer, unless with at least thirty (30) days (or such greater or lesser number of days as the Bank may require or accept) advance written notice to the Bank. In addition, the Company shall cause its insurer to provide to the Bank at least thirty (30) days (or such greater or lesser number of days as the Bank may require or accept) advance written notice prior to such insurer's nonrenewal of such insurance. The Company shall provide to the Bank a certificate from each such insurer demonstrating to the satisfaction of the Bank that such insurance is in effect and has all of the proper endorsements.

      10.2.3 The Company owns the Collateral free and clear of any security interest, lien or encumbrance, and no financing statements or other evidences of the grant of a security interest respecting the Collateral exist on the public records as of the date hereof.

      10.2.4 The Company has the right to grant a security interest in the Collateral. The Company will pay all taxes and other charges against the Collateral, and the Company will not use the Inventory Collateral illegally or allow the Inventory Collateral to be encumbered, except for the security interest in favor of the Bank granted herein and except for those Liens relating to the Collateral which are expressly permitted by Section 8.3.5 hereof.

      10.2.5 The Company hereby represents and warrants to the Bank that, as of the date hereof, the Collateral of the Company is situated only at one or more of the Collateral Locations or is in transit between Collateral Locations and the Company covenants with the Bank not to locate (other than while in transit between Collateral Locations) the Collateral at any location other than a Collateral Location without at least thirty (30) days prior written notice to the Bank, such notice to be included on Schedule A to Exhibit I in substantially the same form as is provided in Exhibit I attached hereto.

      10.2.6 The Company hereby covenants to the Bank that, within the twelve
(12) month period preceding the date hereof, neither the Company nor any Subsidiary has purchased any of the Collateral in a bulk transfer or in a transaction which was outside the ordinary course of the business of the party who sold such Collateral to the Company.

      10.2.7 The Company hereby covenants to the Bank that all of the Company's records with respect to the Collateral will be kept at its Principal Office and will not be removed from such address without the prior written consent of the Bank.

                                   SECTION XI

                                  MISCELLANEOUS

      11.1 Notices. All written notices hereunder shall be deemed to have been given (i) when delivered at the address specified on the signature page hereto or at such other address as a party may hereafter advise the other party in writing or (ii) three calendar days after the same shall have been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid.

      11.2 Term of Agreement. This Agreement shall continue in effect so long as any Loan, Note or Obligation of the Company shall be outstanding.

      11.3 No Waivers. Any failure by the Bank to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

      11.4 Jurisdiction. This Agreement and each Note shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

      11.5 Computation of Interest. Interest shall be calculated daily on the unpaid principal balance of the outstanding Notes and shall be computed on the basis of a year of 365 days and paid for the actual number of days for which due. Such daily computation shall not be compounded. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment becomes due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such additional day(s) shall be included in computing interest in connection with such payment.

      11.6 Expenses, Taxes, Etc. The Company shall pay to the Bank on demand all out-of-pocket costs and expenses that the Bank pays or actually incurs in connection with the negotiation, preparation, consummation, enforcement and termination of this Agreement and the other Loan Documents, including, without limitation: (a) attorneys' fees and disbursements of outside counsel; (b) costs and expenses (including outside attorneys' and paralegals' fees and disbursements) for any amendment, supplement, waiver, consent or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches and title insurance;
(d) actual taxes, fees and other charges for recording any deeds of trust, filing financing statements and continuations, and other actions to perfect, protect and continue the Bank's lien in the Collateral or the Property; (e) sums paid or incurred to pay for any amount or to take any action required of the Company under the Loan Documents that the Company fails to pay or take; (f) costs of appraisals, inspections, environmental reports, surveys and field audits of the Collateral or the Property; (g) costs and expenses of preserving and protecting the Collateral; and (h) after a Default or Potential Default, costs and expenses (including attorneys' and paralegals' fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the Bank's lien in the Collateral or the Property, sell or otherwise realize upon the Collateral or the Property, and otherwise enforce the provisions of the Loan Documents or to defend any claim made or threatened against the Bank arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Company. Further, the Company agrees to indemnify the Bank from, and hold it harmless against, any taxes, charges or penalties (other than in respect of taxes imposed upon or measured by the income of the Bank) imposed by any governmental authority by reason of the execution and delivery of this Agreement or the issuance or the acquisition of the Notes or the making of any Loans unless any such tax, charge or penalty shall be the result of the negligence or misconduct of the Bank.

      11.7 Accounting Terms. Unless expressly otherwise defined in this Agreement, all accounting terms shall be defined, and all accounting computations shall be made, in accordance with generally accepted accounting principles. In the event of a change in generally accepted accounting principles after the date hereof, the Bank and the Company will thereafter negotiate in good faith to revise any covenants of this Agreement affected by such change in order to make such covenants consistent with generally accepted accounting principles then in effect.

      11.8 Repayment in Bankruptcy. In the event any amount of the Obligations is paid by the Company and because of bankruptcy or other laws relating to creditors' rights the Bank repays any such amounts to the Company or to any trustee, receiver or otherwise, then the amounts so repaid shall again become part of the Obligations.

      11.9 Changes, Waivers, Etc. This Agreement may not be amended or terminated orally, but only by a statement in writing signed by both parties.

      11.10 Singular and Plural. Terms in the singular number shall include the plural and those in the plural shall include the singular.

      11.11 Use of Defined Terms. All terms defined in this Agreement shall have the defined meanings when used in the Notes and in other documents delivered pursuant to this Agreement, unless the context shall otherwise require.

      11.12 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company, the Bank and their respective successors and assigns, provided that the Company may not assign or transfer its rights hereunder.

      11.13 Headings. Headings or captions have been inserted for convenience only and shall not be construed as limiting or affecting in any way the provisions of this Agreement.

      11.14 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if such signatures were upon the same instrument.

      WITNESS the following signatures.

                                    COMPANY:

                                    S & K FAMOUS BRANDS, INC., a Virginia
                                    corporation


                                    By                                 (SEAL)
                                      ---------------------------------
                                    Name
                                        -------------------------------
                                    Title
                                         ------------------------------

                                    Address: 11100 West Broad Street
                                             Glen Allen, Virginia 23060
                                             Attention: Executive Vice President
                                             and Chief Financial Officer


                                    BB&T:

                                    BRANCH BANKING AND TRUST COMPANY
                                     OF VIRGINIA, a Virginia banking corporation


                                    By                                  (SEAL)
                                      ----------------------------------
                                      R. Matthew Hall, Senior Vice President

                                    Address: 823 East Main Street, 9th Floor
                                             Richmond, Virginia 23219
                                             Attention: R. Matthew Hall


                                    SUNTRUST:

                                    SUNTRUST BANK, a Georgia banking corporation


                                    By                                  (SEAL)
                                      ----------------------------------
                                      William A. Stratton, Senior Vice President

                                    Address: 919 East Main Street
                                             P. O. Box 26665
                                             Richmond, Virginia 23261
                                             Attention: William A. Stratton